Exhibit 99.1

CHECKERS DRIVE-IN RESTAURANTS, INC.

4300 West Cypress Street, Suite 600 * Tampa, FL 33607 * (813) 283-7000 * (813) 283-7001

NEWS RELEASE

FOR IMMEDIATE RELEASE

CHECKERS DRIVE-IN RESTAURANTS, INC.

REPORTS FIRST QUARTER 2004 EARNINGS

TAMPA, FL., April 22, 2004 — Checkers Drive-In Restaurants, Inc. (NASDAQ: CHKR) today announced earnings for the fiscal first quarter ended March 22, 2004.

Highlights for the fiscal first quarter 2004:

* Company-owned same store sales increased 8.1%

* Diluted earnings per share of $0.19

Net income for the first quarter of 2004 was $2.5 million, or $0.19 per diluted share, compared to net income of $3.2 million, or $0.25 per diluted share in the same quarter last year. Diluted earnings per share comparisons were affected by the recognition of deferred income tax expense for the first quarter of 2004. The Company reported income taxes of $1.5 million, or $0.12 per diluted share for the quarter ended March 22, 2004, compared to no income taxes in the same quarter last year. As previously disclosed, the Company does not expect to pay significant income taxes for 2004, as it will utilize net loss carry forwards to offset almost all taxable income.

Total revenue including franchise royalty and fee income of $43.0 million for the quarter ended March 22, 2004 was consistent with the same quarter last year. Company-owned restaurants generated sales of $39.2 million versus $39.7 million in the first quarter of 2003. However, the Company operated 20 fewer restaurants at the end of the first quarter of 2004, largely due to the sale during fiscal year 2003 of Company-owned restaurants to franchisees. Company-owned same store sales increased 8.1% in the first quarter of 2004. Franchise royalty revenue increased 13% to $3.7 million, driven primarily by a 5.6% increase in franchise-owned same store sales and a net addition of 29 franchised stores. Franchise fees were $46,000, compared to $54,000 in the same-quarter last year.

At the end of first quarter, Checkers had a system-wide total of 787 stores, of which 222 were Company operated and 565 were franchised.

Keith E.Sirois, Checkers Drive-In Restaurants, Inc.’s Chief Executive Officer and President, stated, “We are pleased with our first quarter results. The Checkers’ team has delivered positive company-owned same-store sales in twelve of the last thirteen quarters. Furthermore, our focus on high quality food, effective marketing and financial discipline enabled us to once again grow profits faster than sales.”

Mr. Sirois continued, “As my first anniversary as CEO with Checkers draws near, I am proud of our team’s accomplishments. We’ve made prudent investments in technology and people at our restaurants. We’ve also invested in management infrastructure to ensure operational excellence for new and existing stores. These initiatives have certainly contributed to our improved sales performance and financial results in most of our locations.”

Mr. Sirois concluded, “As we look ahead to the balance of 2004, our focus will be on continuously improving our execution at the store level, implementing effective marketing plans and maintaining financial discipline. We will also encourage our franchisees to continue adopting best practices so that operational efficiencies and the highest service standards permeate the entire Checkers/Rally’s system. Finally, we will use our strong balance sheet to expand our locations as we build long term shareholder value.”

About Checkers Drive-In Restaurants, Inc.

Checkers Drive-In Restaurants, Inc.’s is headquartered in Tampa, Florida. For more information about the Company, please visit www.checkers.com.

Checkers will host its quarterly call to discuss the Company’s financial results for the fiscal first quarter ended March 22, 2004 on April 22, 2004 at 5:00 p.m. Eastern time. Individual investors can listen to the call at www.fulldisclosure.com or www.checkers.com while institutional investors can access the call via CCBN’s password-protected event management site at www.streetevents.com. The discussion can also be listened to live, by calling 1-800-915-4836 or 1-973-317-5319 for international participants. A conference call replay will be available from 7:00 p.m. Eastern time on April 22, 2004 until 11:59 p.m. Eastern time on May 6, 2004 by dialing 1-800-428-6051 or 1-973-709-2089 for international participants. The replay passcode is 351229.

Except for historical information, this announcement contains “forward- looking” and “Safe Harbor” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995. These forward-looking and Safe Harbor statements reflect management’s expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements. Factors that can cause actual results to materially differ include, but are not limited to: the uncertainties associated with litigation; increased advertising, promotions and discounting by competitors which may adversely affect sales; the ability of the Company and its franchisees to open new restaurants and operate new and existing restaurants profitability; increases in food, labor, utilities, employee benefits and similar costs; economic and political conditions where the Company or its franchisees operate; and new product and concept developments by food industry competitors. Further information regarding factors that could affect the Company’s financial and other results is included in the Company’s Forms 10Q and 10K, filed with the Securities and Exchange Commission.

Contacts:
Investor Relations	Media Relations:
Brad Cohen	Kim Francis
Integrated Corporate Relations, Inc.	MARC Public Relations
(203) 222-9013 ext. 238	(412) 562-1186

CHECKERS DRIVE-IN RESTAURANTS, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

AND COMPREHENSIVE INCOME

(Dollars in thousands except per share amounts)

(UNAUDITED)

	Quarter Ended
	March 22, 2004	March 24, 2003
REVENUES:
Restaurant sales	$39,226	$39,719
Franchise royalty revenue	3,739	3,308
Franchise fees and other income	46	54

Total revenues	43,011	43,081

COSTS AND EXPENSES:
Restaurant food and paper costs	12,148	12,441
Restaurant labor costs	12,181	12,048
Restaurant occupancy expenses	2,745	2,986
Restaurant depreciation and amortization	1,369	1,288
Other restaurant operating expenses	4,528	4,700
General and administrative expenses	3,278	3,189
Advertising	2,303	2,501
Bad debt expense	54	163
Non-cash compensation	—	23
Other depreciation and amortization	266	182
Restaurant retirement costs, net	(27)	14
Gain on sale of assets, net	(121)	(176)

Total costs and expenses	38,724	39,359

Operating income	4,287	3,722
OTHER INCOME (EXPENSE):
Interest income	244	261
Interest expense	(551)	(695)

Income before minority interest, income tax expense and cumulative effect of a change in accounting principle	3,980	3,288
Minority interests in operations of joint ventures	—	(18)

Income before income tax expense and cumulative effect of a change in accounting principle	3,980	3,270
Income tax expense	1,501	—

Income before cumulative effect of a change in accounting principle	2,479	3,270
Cumulative effect of a change in accounting principle - net of income tax effect	—	(51)

Net income	$2,479	$3,219

Comprehensive income	$2,479	$3,219

Basic net earnings per share	$0.21	$0.26

Diluted net earnings per share	$0.19	$0.25

Weighted average number of common shares outstanding:
Basic	12,071	12,274
Diluted	12,879	13,001

CHECKERS DRIVE-IN RESTAURANTS, INC.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(UNAUDITED)

	March 22, 2004	December 29, 2003
Current Assets:
Cash and cash equivalents	$16,592	$13,566
Accounts, notes and leases receivable, net	3,346	3,182
Inventory	1,016	1,112
Prepaid rent	167	1,522
Deferred income tax assets	3,585	3,585
Property and equipment held for sale	1,047	1,313
Other current assets	765	498

Total current assets	26,518	24,778
Restricted cash	4,429	4,141
Property and equipment, net	48,377	47,270
Notes receivable, net - less current portion	4,030	4,325
Leases receivable, net - less current portion	5,256	5,371
Intangible assets, net	20,876	20,940
Deferred income tax assets	19,810	21,104
Other assets	1,457	1,506

	$130,753	$129,435

Current Liabilities:
Current maturities of long-term debt and obligations under capital leases	$2,956	$3,071
Accounts payable	4,941	5,110
Reserves for restaurant relocations and abandoned sites	898	999
Accrued wages and benefits	2,505	2,166
Accrued self insurance	1,133	1,327
Accrued liabilities	3,769	4,832

Total current liabilities	16,202	17,505
Long-term debt, less current maturities	19,560	19,974
Obligations under capital leases, less current maturities	4,720	4,982
Long-term reserves for restaurant relocations and abandoned sites	4,411	4,602
Deferred revenue	3,882	4,249
Accrued self insurance	3,931	3,366
Other long-term liabilities	1,369	1,290

Total liabilities	54,075	55,968

Stockholders’ Equity:
Preferred stock, $.001 par value, authorized 2,000,000 shares, none issued at March 22, 2004 and December 29, 2003	—	—
Common stock, $.001 par value, authorized 175,000,000 shares, issued 12,634,364 at March 22, 2004 and 12,541,588 at December 29, 2003	13	12
Additional paid-in capital	148,464	147,733
Accumulated deficit	(68,104)	(70,583)

	80,373	77,162
Less: Treasury stock, 500,000 shares at March 22, 2004 shares at December 29, 2003, at cost	(3,695)	(3,695)

Total stockholders’ equity	76,678	73,467

	$130,753	$129,435

Restaurants Operating in the System

For the Quarters Ended

	June 17, 2002	Sept. 9, 2002	Dec. 30, 2002	March 24, 2003	June 16, 2003	Sept. 8, 2003	Dec. 29, 2003	March 22, 2004
Company-operated:
Beginning of quarter	255	253	248	248	242	242	242	222
Openings/transfers in	2	—	—	—	—	1	5	—
Closings/transfers out	(4)	(5)	—	(6)	—	(1)	(25)	—

End of quarter	253	248	248	242	242	242	222	222

Franchise:
Beginning of quarter	540	541	541	536	536	539	540	562
Openings/transfers in	3	7	3	2	4	2	31	3
Closings/transfers out	(2)	(7)	(8)	(2)	(1)	(1)	(9)	—

End of quarter	541	541	536	536	539	540	562	565

	794	789	784	778	781	782	784	787